Exhibit 99.1

NextPlat Reports Consolidated Year-End 2023 Results with Increased Revenues of $37.8 Million, Record Annual Margins of 30% and $26.3 Million in Cash

Company Expands Healthcare and Technology Focus Through the Launch of its E-Commerce Development Program with Alibaba’s Tmall Global and Strategic Investment in Progressive Care Inc.

COCONUT GROVE, FL – April 11, 2024 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-Commerce provider, today announced the financial results for the fiscal year-ended December 31, 2023 which consolidates the operations of its e-commerce business with the results of its healthcare operations, Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care”).

“Central to our growth plans for NextPlat in 2023 were efforts to increase our long-term participation in the high growth healthcare and consumer products sectors and the expansion of our business into large new international markets such as in China through our partnership with Alibaba. I am proud to report that in 2023, we made significant progress against these growth initiatives, highlighted by our announcement of an e-Commerce Development Program with OPKO Healthcare, who selected us to launch their online storefront in China, and our expanded strategic investment into Progressive Care, our new healthcare subsidiary. These developments, along with the planned launch of new products such as our Florida Sunshine brand of premium-grade vitamins and dietary supplements, represent significant opportunities for NextPlat to generate profitable new revenue streams, creating value for our clients, their customers, and our shareholders this year,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat Corp.

Full Year 2023 Financial Highlights:

● Consolidated revenues for the full year ended December 31, 2023, were approximately $37.8 million, an increase of over 222% versus revenue of approximately $11.7 million for the full year ending December 31, 2022. Results for the full year ended December 2023 reflect e-commerce revenue of approximately $11.0 million and approximately $26.8 million in revenue contributed from the Company’s healthcare operations (specifically, Progressive Care whose results are consolidated as of July 1, 2023).

● Gross margins for the full year ended December 31, 2023, increased significantly to 30%, up from 21% reported for the year ended December 31, 2022, primarily attributable to the healthcare operations because of the Progressive Care consolidation. Gross profit margin attributable to our healthcare operations was approximately 32% (for the consolidation period). Our e-commerce profit margins improved to 26% from 21% reported in the year ended December 2022, driven largely by continued increases in the sales of higher margin, recurring airtime revenue.

● Operating expenses for the year ended December 31, 2023, were approximately $34.5 million compared to approximately $9.7 million in the year-ago period. The increase was primarily driven by expenses including stock-based compensation of approximately $2.4 million (non-cash expense), operating expenses of approximately $2.4 million and salaries and wages of approximately $4.1 million attributable to the healthcare operations as a result of the Progressive Care acquisition as of July 1, 2023, depreciation and amortization expenses of approximately $1.6 million, and net other operating expense of approximately $0.4 million. Operating expenses in 2023 also included a non-cash goodwill impairment charge of approximately $13.9 million related to the Progressive Care acquisition.

● Net loss for the year ended December 31, 2023, was approximately $3.8 million, or $0.22 diluted earnings per share compared to a net loss of approximately $9.2 million, or $0.96 diluted earnings per share reported for the year ended December 31, 2022. Net loss for the full year of 2023 includes a one-time gain on remeasurement of fair value of equity interest in affiliate of approximately $11.4 million (non-cash gain) related to the change in accounting method due to the Progressive Care consolidation as of July 1, 2023.

● The Company ended the 2023 fiscal year with approximately $26.3 million in cash.

Organizational Highlights and Recent Business Developments:

●

The Company’s technology e-commerce business continued to see positive increases in global transaction volumes for satellite phones and tracking devices as demand for high margin, recurring airtime contracts remained at record monthly levels. Transaction volume growth in 2023 largely offset the unprecedented surge in demand for connectivity solutions following the outbreak of war in Ukraine in 2022 and economic weakness in certain European markets.

●

The Company’s healthcare business, Progressive Care, saw continued growth driven by significant increases in its pharmacy prescription volumes as well as multiple new 340B services contracts secured in the fourth quarter of 2023.

●

Effective as of July 1, 2023, Progressive Care became a consolidated subsidiary of NextPlat for accounting purposes as a result of the controlling interest in Progressive Care obtained by the Company in concert with the Company’s Executive Chairman and CEO, Charles M. Fernandez, and its Director, Rodney Barreto.

●

On March 1, 2024, NextPlat launched the exclusive OPKO Healthcare (“OPKO”)-branded storefront in China on Alibaba’s Tmall Global platform. The OPKO storefront initially lists health and wellness products including an assortment of nutraceuticals for bone, joint and eye health as well as supplements for nutrition and immunity and defense, the sales of which will create a new international e-commerce revenue stream for the Company. NextPlat intends to significantly expand the OPKO online storefront with a wide array of veterinary and animal health products early in the second quarter of 2024 subject to receipt of the final government approvals.

●

On March 26, 2024, NextPlat expanded its North American technology e-commerce business with acquisition of Outfitter Satellite Inc. This accretive acquisition is expected to more than double the Company’s North American technology e-commerce product sales and recurring revenue, driving increased profitability through improved business efficiencies and shared resources while supporting future domestic operations and distribution.

David Phipps, President of NextPlat and CEO of Global Operations, added, “With a global presence in 18 countries across 5 continents, which enables us to serve customers in more than 165 countries, we are providing unmatched global reach for our partners and customers. We are encouraged by the continued ability of our platform to support our customers and through our e-commerce development program with Alibaba and its Tmall Global platform in China, we are now able to provide truly global online market access for products of all types. We are excited about the potential of the Chinese market for American-made products, especially health and wellness products such as OPKO’s  and are looking forward to supporting additional brand and product launches this year including our own Florida Sunshine-branded products.”

The financial information included in this press release should be read in conjunction with the Company’s Form 10-K report for the year ended December 31, 2023, as filed with the Securities and Exchange Commission.

For more information regarding the financial results of Progressive Care Inc. for the year ended December 31, 2023, investors should refer to its Form 10-K as filed with the Securities and Exchange Commission.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care Inc. (OTCQB: RXMD).

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the Years Ended
	December 31,
	2023	2022

Sales of products, net	$32,389	$11,710
Revenues from services	5,367	-
Revenue, net	37,756	11,710

Cost of products	26,313	9,221
Cost of services	132	-
Cost of revenue	26,445	9,221

Gross profit	11,311	2,489

Operating expenses:
Selling, general and administrative	9,910	5,085
Salaries, wages and payroll taxes	6,643	2,565
Goodwill impairment	13,895	-
Professional fees	1,981	1,552
Depreciation and amortization	2,110	490
Total operating expenses	34,539	9,692

Loss before other (income) expense	(23,228)	(7,203)

Other (income) expense:
Interest expense	79	24
Interest earned	(620)	(21)
Asset write-off	28	-
Other income	(317)	-
Foreign currency exchange rate variance	(107)	129
Total other (income) expense	(937)	132

Loss before income taxes and equity in net loss of affiliate	(22,291)	(7,335)

Income taxes	(28)	(87)
Loss before equity in net loss of affiliate	(22,319)	(7,422)

Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	11,352	-
Equity in net loss of affiliate	(1,440)	(1,739)
Net loss	(12,407)	(9,161)

Net loss attributable to noncontrolling interest	8,629	-
Net loss attributable to NextPlat Corp	$(3,778)	$(9,161)

Comprehensive loss:
Net loss	$(12,407)	$(9,161)
Foreign currency loss	(22)	(44)
Comprehensive loss	$(12,429)	$(9,205)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,778)	$(9,161)
Weighted number of common shares outstanding – basic	17,494	9,592
Weighted number of common shares outstanding – diluted	17,494	9,592

Basic loss per share	$(0.22)	$(0.96)
Diluted loss per share	$(0.22)	$(0.96)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current Assets
Cash	$26,307	$18,891
Accounts receivable, net	8,923	384
Receivables - other, net	1,846	-
Inventory, net	5,135	1,287
Unbilled revenue	189	142
VAT receivable	342	433
Prepaid expenses	640	46
Notes receivable due from related party	256	-
Total Current Assets	43,638	21,183

Property and equipment, net	3,989	1,246

Goodwill	731	-
Intangible assets, net	14,423	50
Operating right of use assets, net	1,566	855
Finance right-of-use assets, net	22	-
Equity method investment	-	5,261
Deposits	39	-
Prepaid expenses, net of current portion	61	49
Total Other Assets	16,842	6,215
Total Assets	$64,469	$28,644

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$13,176	$1,523
Contract liabilities	42	36
Notes payable	312	60
Due to related party	18	28
Operating lease liabilities	532	209
Finance lease liabilities	18	-
Income taxes payable	139	94
Liabilities from discontinued operations	-	112
Total Current Liabilities	14,237	2,062

Long Term Liabilities:
Notes payable, net of current portion	1,211	156
Operating lease liabilities, net of current portion	929	650
Finance lease liabilities, net of current portion	5	-
Total Liabilities	16,382	2,868

Commitments and Contingencies	-	-

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized)	-	-
Common stock ($0.0001 par value; 50,000,000 shares authorized, 18,724,596 and 14,402,025 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively)	2	1
Additional paid-in capital	67,170	56,963
Accumulated deficit	(34,925)	(31,147)
Accumulated other comprehensive loss	(63)	(41)
Equity attributable to NextPlat Corp stockholders	32,184	25,776
Equity attributable to noncontrolling interests	15,903	-
Total Equity	48,087	25,776

Total Liabilities and Equity	$64,469	$28,644